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                                                                    Exhibit FS-1

             FIRSTENERGY UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma balance sheet of FirstEnergy at September 30, 1996, set forth below, gives effect to the Merger as if it had been consummated on such date. The unaudited pro forma statements of income of FirstEnergy for the nine month periods ended September 30, 1996 and 1995, set forth below, give effect to the Merger as if it had been consummated on January 1, 1995. These statements are prepared based on accounting for the Merger as a purchase with the assumptions specified in the notes thereto. Purchase accounting adjustments are estimates and therefore subject to change.

     The following pro forma financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of Ohio Edison and Centerior incorporated by reference herein. The following information does not reflect any potential cost reductions or synergies associated with the Merger and is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date as of which, or at the beginning of the periods for which, the Merger is being given effect, nor is it necessarily indicative of future financial position or operating results.

The unaudited pro forma financial statements have been adjusted for the expected impact of the regulatory plan filed by FirstEnergy, the result of which is to discontinue the application of SFAS 71 for Cleveland Electric and Toledo Edison nuclear operations. The adjustments reflect the write off of $750 million of regulatory assets at Cleveland Electric and Toledo Edison, and, as required by APB 16, a fair value adjustment of $1.25 billion to reduce the carrying value of the nuclear generating units at FirstEnergy. The ultimate fair value of Cleveland Electric's and Toledo Edison's net assets to be determined at the time of consummation of the Merger could require an adjustment which may be more or less than the assumption used for purposes of the unaudited pro forma financial statements. Any difference between the ultimate net asset valuation and the valuation assumed in the unaudited pro forma financial statements will be reflected as an adjustment of the goodwill recognized in connection with the Merger.

                                     FS-1-1
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                               FIRSTENERGY CORP.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1996

                                 (IN MILLIONS)

                                                                             PRO FORMA        PRO FORMA
                                              OHIO EDISON     CENTERIOR     ADJUSTMENTS       COMBINED
                                              -----------     ---------     -----------       ---------
ASSETS
Utility plant, net of depreciation..........    $ 5,487        $  6,914      $  (1,250)(3a)    $11,151
Other property and investments..............      1,029             225                          1,254
Current assets..............................        489             638            (12)(3b)      1,115
Regulatory assets...........................      1,729           2,193           (750)(3a)      3,172
Goodwill....................................          0               0            865(3c)         865
Other deferred charges......................        262             335                            597
                                              -----------     ---------     -----------       ---------
Total Assets................................    $ 8,996        $ 10,305      $  (1,147)        $18,154
                                              =========         =======      =========        ========
CAPITALIZATION AND LIABILITIES
Common shareholders' equity:
  Common stock and other paid-in capital....    $ 2,100        $  2,321      $    (757)(3d)    $ 3,664
  Retained earnings (deficit)...............        542            (356)           356(3d)         542
  Unallocated ESOP common shares............       (156)              0                           (156)
                                              -----------     ---------     -----------       ---------
  Total common shareholders' equity.........      2,486           1,965           (401)          4,050
Preferred stock:
  Not subject to mandatory redemption.......        161               0           (161)(3e)          0
  Subject to mandatory redemption...........         20               0            (20)(3e)          0
Preferred stock of consolidated
  subsidiaries:
  Not subject to mandatory redemption.......         51             448            161(3e)         660
  Subject to mandatory redemption...........         15             189              6(3e)(3f)      210
Ohio Edison obligated mandatorily redeemable
  preferred securities of subsidiary trust
  holding solely Ohio Edison subordinated
  debentures................................        120               0                            120
Long-term debt..............................      2,595           3,755             16(3f)       6,366
                                              -----------     ---------     -----------       ---------
Total Capitalization........................      5,448           6,357           (399)         11,406
Current liabilities.........................      1,305             875            (12)(3b)      2,168
Accumulated deferred income taxes...........      1,756           1,900           (690)(3k)      2,966
Accumulated deferred investment tax
  credits...................................        203             254            (64)(3k)        393
Other liabilities...........................        284             919             18(3g)       1,221
                                              -----------     ---------     -----------       ---------
Total Capitalization and Liabilities........    $ 8,996        $ 10,305      $  (1,147)        $18,154
                                              =========         =======      =========        ========

                                     FS-1-2